Exhibit 99.1

ADTRAN, INC.

ANNOUNCES ADDITIONAL FIVE MILLION SHARE REPURCHASE PLAN

HUNTSVILLE, Ala.—(BUSINESS WIRE)—May 1, 2013—ADTRAN, Inc. (NASDAQ:ADTN) announced that its Board of Directors has authorized the repurchase of an additional 5,000,000 shares of the Company’s common stock to commence upon completion of the repurchase plan announced Oct. 11, 2011. There are 506,538 shares remaining to be repurchased under the October 2011 plan. Upon completion of the current plan, the new plan will be implemented through open market or private purchases from time to time as conditions warrant.

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2012. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT: Jim Matthews Senior Vice President/CFO 256-963-8775	INVESTOR SERVICES/ASSISTANCE: Gayle Ellis 256-963-8220